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                                                                    Exhibit 15.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                 Re:     Massachusetts RRB Special Purpose Trust BEC-1
                         Registration on
                         Form S-3

Commissioners:

We are aware that our report dated November 15, 1999 on our review of interim financial information of Massachusetts RRB Special Purpose Trust BEC-1 as of and for the period ended September 30, 1999 and included in this Form 10-Q is incorporated by reference in Massachusetts RRB Special Purpose Trust BEC-1 registration statement on Form S-3 (File No. 333-74651-01). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,



PricewaterhouseCoopers LLP
January 26, 2000